EXHIBIT 4.2



                          STOCK OPTION AGREEMENT


            This Agreement is made as of ________________ (the "Grant Date") by and between Varity Corporation (the "Company"), a Delaware corporation, and Robert M. Mehalso (the "Optionee").

            WHEREAS, the Optionee is a consultant to the Company or a subsidiary of the Company (collectively referred to herein as "Participating Company"); and

            WHEREAS, the Board of Directors of the Company wishes to grant an option to the Optionee to purchase shares of common stock, $.01 par value (the "Common Stock"), of the Company on the terms hereinafter set forth in order to encourage the Optionee to put forth maximum efforts for the success of the Company or a subsidiary of the Company;

            NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. The Company hereby evidences and confirms the grant to the Optionee on the Grant Date of an option (the "Option") to purchase _______ shares of Common Stock, on the terms and conditions hereinafter set forth. The exercise price of the Option shall be $_____ per share of Common Stock subject to the Option (the "Optioned Shares").

            2. The Option hereby evidenced shall be fully exercisable on the Grant Date, and it shall terminate on the tenth anniversary of the Grant Date (the "Expiration Date"). At the close of business on the Expiration Date the Option hereby evidenced shall be of no further force whatsoever as to such of the Optioned Shares in respect of which the Option hereby evidenced has not been fully exercised.

            3. The Option may be exercised by the Optionee (or in the event of death of the Optionee, by the person or persons to whom the Optionee's rights are transferred by will or the laws of descent and distribution), in whole or in part, at any time during the period ending on the Expiration Date.

            4. Subject to the foregoing provisions hereof, the Option evidenced hereby shall be exercisable by the Optionee giving notice in writing mailed to the Company at its principal office currently in the City of Buffalo, New York, to the attention of, or delivered to, the Secretary or an Assistant Secretary of the Company, which notice shall specify therein the number of Optioned Shares in respect of which the Option evidenced hereby is being exercised and shall be accompanied by payment in cash or in such other consideration as the Company deems appropriate, including Common Stock already owned by the Optionee, having a total fair market value, as determined by the Company, equal to the purchase price, or a combination of cash and such other consideration having a total fair market value, as so

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determined, equal to the purchase price in full  payment of the purchase price for such number of Optioned Shares specified therein. Such notice, if mailed, shall be deemed to have been given and the Option exercised on the day upon which such notice and payment are actually received by the Company and, if delivered, on the date of delivery. Upon any such exercise of an Option as aforesaid, the Company shall forthwith cause a transfer agent and registrar of the shares of the Company to register, countersign and issued one or more certificates in the name of the Optionee evidencing the said shares resulting from such exercise of the Option.

            5. In the event of any recapitalization, reclassification, split-up or consolidation of shares of Common Stock, separation (including a spin-off), dividend on shares of Common Stock payable in capital stock, or other similar change in capitalization of the Company or a merger or consolidation of the Company or sale by the Company of all or a portion of its assets, or other similar event, the Company may make such appropriate adjustments in the exercise price of this Option and in the number and kind of securities, cash or other property which may be issued on exercise of this Option, as the Company deems equitable with a view toward maintaining the proportionate interest of the Optionee and preserving the value of the Option.

            6. Nothing herein or done pursuant hereto shall obligate the Optionee to purchase and/or pay for or the Company to issue any Optioned Shares except those Optioned Shares in respect of which the Optionee shall have exercised his Option to purchase hereunder in the manner hereinbefore provided.

            7. The Optionee shall have no right whatsoever as a shareholder in respect of any of the Optioned Shares (including any right to receive dividends or the distributions therefrom or thereon) other than in respect of Optioned Shares which shall have been paid for in full and issued.

            8. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (i) the listing of such shares on any stock exchange or quotation system on which the Common Stock may then be listed or quoted and (ii) the completion of any registration, qualification, approval or authorization of such shares under any federal or state law, or any ruling or regulation or approval or authorization of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable. All certificates for shares of Common Stock delivered pursuant to exercise of the Option shall also be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed and any applicable federal or state securities laws, and the Company may cause a legend or legends to be place on any such certificates to make appropriate reference to such restrictions.

            9. The Optionee agrees to make appropriate arrangements for the satisfaction of any Federal, state or local withholding tax requirements applicable to the exercise of the Option.
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            10.   Nothing in this Agreement shall interfere with the right
of the Company or any of its subsidiaries to terminate the Optionee's service at any time.

            11. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and the Optionee.

            12. This Agreement and the Option hereby evidenced are not transferable by the Optionee and are exercisable, during the Optionee's lifetime, only by the Optionee.

            IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto.



                              VARITY CORPORATION


________________________      By:_____________________
ROBERT M. MEHALSO


                              And:____________________